UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2007

AskMeNow, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-49971	71-0876952
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26 Executive Park, Suite 250, Irvine, California	92614
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (949) 861-2590

N/A

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 18, 2007,  AskMeNow, Inc. announced it had entered into a Services Agreement with Ask Frank Limited (“Ask Frank”), pursuant to which AskMeNow will provide mobile phone information services under the private label name of “AskFrank”, a question and answer service for mobile phones.

Specifically, under the agreement AskMeNow will provide text answers via text-messaging/SMS to queries on topics of general interest received from users of the AskFrank service in Australia and New Zealand. AskMeNow will provide the service on an exclusive basis in Australia and New Zealand unless Ask Frank defaults in certain payments owed to the company and fails to timely cure such default, in which case AskMeNow may elect to provide the service on a non-exclusive basis.

In consideration of providing the service, AskMeNow shall receive a one-time start-up fee and a monthly fee for answering a certain minimum number of questions. Questions answered by the company in excess of the agreed-upon minimum will be answered at a per-question fee. Ask Frank shall be responsible for its own costs and expenses in marketing and promoting the services, and AskMeNow shall be responsible for the costs and expenses incurred in providing the answers.

The agreement’s initial term is 12 months, and is renewable at the option of Ask Frank for an additional 12-month period. In the event Ask Frank extends the initial term by such 12 month period, the agreement thereafter automatically renews for subsequent 12 month periods unless either party provides written notice of termination at least 120 days prior to the end of the then-current term. The agreement also may be terminated for material breach by, or insolvency of, a party that is not timely cured or is incapable of being cured.

A copy of the press release announcing the agreement is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

99.1 Press release dated October 18, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AskMeNow, Inc.

Dated: October 24, 2007	By:	/s/ Darryl Cohen
Darryl Cohen
Chief Executive Officer and Chairman